Riviera Holdings Corporation
                           2901 Las Vegas Boulevard South
                                 Las Vegas NV 89109
                         Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                                www.rivierahotel.com



FOR FURTHER INFORMATION


AT THE COMPANY                              INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO             Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                         (208) 241-3704 Voice
(702) 794-9442 Fax                           (208) 232-5317 Fax
Email:  mlefever@theriviera.com             Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE



                  RIVIERA REPORTS RECORD RESULTS FOR 2007



         LAS VEGAS, NV - March 7, 2008 -- Riviera Holdings Corporation (AMEX:
RIV) today reported financial results for the three-month and the twelve-month periods ended December 31, 2007. The Company reported record Adjusted EBITDA, as defined below, and operating income for 2007.

Consolidated 2007 Results

         Net revenues for the year ended December 31, 2007 were $205.5 million, an increase of $4.6 million or 2.3 percent from the same period in 2006. The increase in net revenues was primarily related to a $3.2 million increase in room revenue in Las Vegas offset by a $1.0 million reduction in Las Vegas food and beverage revenues and a $2.4 million increase in casino revenues in Black Hawk. The improvement in the average daily cash room rate in Las Vegas was 7.7 percent, or $5.90 per room, and the increase in slot revenues in Black Hawk was a result of the slot revenue mix.

          Income from operations was $29.8 million, an increase of $4.4 million or 17.2 percent from 2006, and a record for the Company. Included in income from operations for the years ended December 31, 2007 and 2006 were expenses of $600,000 and $1.3 million respectively related to mergers, acquisitions and development costs. Adjusted EBITDA was $44.6 million, an increase of $4.3 million or 10.7 percent from the same period in 2006, and another record for the Company.

         The net loss for the year ended December 31, 2007 was $18.3 million, or $1.48 per share, compared with a net loss of $335,000, or $0.03 per share, for the year ended December 31, 2006. The increased net loss for 2007 was a result of the Company's refinancing its $215 million debt in July. Included in the refinancing costs was $7.9 million in cash costs for the premium to call the debt. Also incurred were non-cash charges of $5.0 million in connection with the write-off of the previous debt, and an additional $13.3 million of non-cash expense for the effects of accounting for the interest rate swap agreement with the current debt facility. This increase was partially offset by a $3.9 million reduction in net interest expense for 2007 and a $4.4 million increase in operating income.

2007 Highlights

o Riviera Las Vegas net revenue increased $2.3 million or 1.5 percent
o Riviera Las Vegas property EBITDA was $30.2 million, an increase of 7.4 percent
o Riviera Black Hawk net revenue increased $2.2 million or 4.3 percent
o Riviera Black Hawk property EBITDA was $19.1 million, a increase of 13.7 percent


Fourth Quarter 2007

          Net revenues for the three months ended December 31, 2007 were $47.4 million, an increase of $950,000 over the fourth quarter of 2006. The increase in net revenues was generated from higher entertainment revenues in Las Vegas primarily related to having a show in the main show room in 2007, compared to no show in that venue in the fourth quarter of 2006.

         Income from operations was $4.7 million for the fourth quarter of 2007, essentially flat with the fourth quarter of 2006. Included in income from operations in the fourth quarter of 2007 was $72,000 in asset impairment costs compared to $3,000 in 2006. The 2007 impairment costs related to a write off of costs associated with certain slot machines in Black Hawk that were no longer in compliance with local gaming laws. Net loss for the fourth quarter of 2007 was $6.1 million, or $0.50 per share, compared with a net loss $1.6 million, or $0.13 per share for the fourth quarter of 2006. The higher net loss in the fourth quarter of 2007 was a result of non-cash expense of $6.6 million related to the Company's accounting for its interest rate swap agreements, offset by $2.1 million reduction in net interest expense related to the refinancing.

         Adjusted EBITDA was $8.5 million in the fourth quarter of 2007 compared to $8.4 million in 2006, an improvement of 1.5 percent. Adjusted EBITDA consists of earnings before interest including the effects of the swap and refinancing, income taxes, depreciation, amortization, equity-based compensation, asset impairments, and mergers, acquisitions and development costs, as shown in the reconciliation to net loss in the tables and notes of this release.

Fourth Quarter 2007 Developments

o Riviera Las Vegas net revenue increased $681,000 or 2.0 percent
o Riviera Las Vegas Property EBITDA increased $477,000, or 8.6 percent
o Riviera Black Hawk net revenue increased $273,000 or 2.2 percent
o Riviera Black Hawk Property EBITDA was $4.0 million, a decrease of 1.2 percent
o Cash as of December 31, 2007 was $31.6 million compared to $25.2 million on December 31, 2006
o A $20 million revolver was fully available on December 31, 2007


Riviera Las Vegas

         "At the Riviera, we continue to focus on providing our customers great value for their Las Vegas Strip experience. We have invested and will continue to invest in upgrades to our facility and room product, as well as implementing key marketing programs for the value-oriented Las Vegas Strip customer," said Robert Vannucci, President of Riviera Las Vegas.

         "Our occupancy for the year ended December 31, 2007 was 93 percent and consistent with 2006. However, our revenue per available room rate (RevPar) for 2007 was $77.05 compared to $72.37 in 2006, a 6.5 percent increase. Our average daily win per slot unit increased to $148.84 in 2007 compared to $127.27 in 2006. This was a result of significant upgrades to our slot product and the reengineering of the slot floor to cater to the demands of our customers. These changes, along with our new state of the art Race & Sports Book and Grill which opened in February of 2008, have been very favorably received," said Mr. Vannucci.


Riviera Black Hawk

         Mark Lefever, the President of Riviera Black Hawk, said, "We are very pleased with the performance of our Black Hawk property in 2007. We attribute our record EBITDA of over $19 million to our ability of exceeding the demands of our Black Hawk guests. On January 1, 2008, we opened three outdoor smoking patios at an aggregate cost of approximately $1.2 million. Additionally, last month we welcomed Nick Polcino as the property's new General Manager. Nick comes to us with a significant amount of gaming experience, most recently as an AGM of a property located in Tunica, Mississippi. His insight and attention to detail brings a great complement to our team."

Consolidated Operations

         Mr. Westerman said, "The Company recorded record results for 2007. Non-cash costs associated with our refinancing and swap agreement were slightly greater than our reported net loss. Our capital improvements are well underway in Las Vegas, and we are excited about the current opportunities available to the Riviera in Las Vegas. We are concerned with the potential expansion of slot machines to racetracks in Colorado, and what could be a considerable impact on the gaming market in Black Hawk and Central City."


Termination of Formal Strategic Process

         The Company announced that it has completed its formal strategic review process which commenced in May 2007 when it retained Jefferies & Company, Inc. as financial advisor to assist it in exploring a range of potential strategic and financial alternatives in order to enhance shareholder value. In the course of this process, the Company's financial advisor thoroughly explored a sale of the entire Company, contacting over thirty-five potential bidders over several months, including Riv Acquisition Holdings and its affiliates.

         In deciding to terminate the strategic alternative process, we took into account the uncertainty that would be faced by any potential buyer in attempting to complete a potential transaction, the deterioration in the credit markets, the potential costs of terminating the Company's swap agreement due to the unpredictable drop in interest rates, the ability to obtain shareholder and regulatory approval of a transaction, the possibility of increased competition from slot machines at Colorado racetracks and the impact of weak economic conditions on the Company's business.

         While the Company's strategic review process did not result in entering into a transaction to sell the entire Company at the present time, the Company has and will continue to review all opportunities and consider all proposals that it receives, as well as other possible ways in which the Company can maximize shareholder value.

         The Company continues to have discussions with the Riv Acquisition Holdings group regarding a possible sale of the Company, although no agreements have been entered into related to such a transaction, nor can any assurance be given that an agreement will be ultimately entered into, or if entered into, on what terms or price.

2008 Annual Stockholder's Meeting

         The Annual Meeting of the Riviera Holdings Corporation stockholders is scheduled on Tuesday, May 13, 2008 at 11:00 am, Pacific Standard Time at the Riviera Hotel and Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada.

Conference Call Information

         In conjunction with the release of fourth quarter 2007 financial results, Riviera will broadcast a conference call at 2 p.m. Eastern Standard Time today, Friday, March 7, 2007. Investors can listen to the call via the Internet at www.rivierahotel.com or by dialing (800) 268-8047. The conference call rebroadcast will be available at (888) 203-1112, pass code 2829744.

Forward-Looking Statements

         In accordance with the "Safe Harbor" provisions (as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) of the Private Securities Litigation Reform Act of 1995, we provide the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied in this news release. Forward-looking statements include the words "may," "aim," "foresee," "potential," "should," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect," "projections" or "anticipate," and similar words, and they include all discussions about our ongoing or future plans, objectives or expectations. Risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements include, among other factors: uncertain hotel and casino market conditions, financing requirements, interest rates, proposals for the acquisition of Riviera, increases in energy costs, economic and political instability, disruptions affecting expansion and modernization objectives and timetables, onerous regulatory requirements, fiscally burdensome planned or unplanned Capital Expenditures and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from anticipated results, performance or achievements expressed or implied by the forward-looking statements. We do not intend to update its forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

About Riviera Holdings Corporation

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera's stock is listed on the American Stock Exchange under the symbol RIV.

                                - Tables Follow -

Riviera Holdings Corporation and Subsidiaries
Financial Summary
(Amounts in thousands, except per share amounts)
                             Three Months Ended December 31          Twelve Months Ended December 31
                             ------------------------------          -------------------------------
                             2007      2006      Var     %Var       2007      2006      Var      %Var
                             ----      ----      ---     ----       ----      ----      ---      ----
Net Revenues
Riviera Las Vegas           $ 34,908  $ 34,227   $  681    2.0%   $ 151,505  $149,202  $ 2,303   1.5%
Riviera Black Hawk            12,515    12,242      273    2.2%      53,990    51,742    2,248   4.3%
                          ------------------------------         ------------------------------
  Total Net Revenues          47,423    46,469      954    2.1%     205,495   200,944    4,551   2.3%

Operating Income
Riviera Las Vegas              4,253     3,765   488      13.0%      23,530    21,000    2,530  12.0%
Riviera Black Hawk             2,449     2,595  (146)     -5.6%      12,653    11,209    1,444  12.9%
Mergers, Acquisitions and
Development Costs, net         (163)     (159)   (4)       2.5%       (611)   (1,318)      707  53.6%
Equity-Based Compensation      (207)     (224)   17        7.5%       (966)     (813)    (153)  -18.8%
Asset Impairment                (72)       (3)  (69)        NM%        (72)      (19)     (53)  278.9%
Corporate Expenses           (1,535)   (1,230) (305)     -24.8%     (4,745)   (4,643)    (102)  -2.2%
                          ------------------------------         ------------------------------
  Total Operating Income       4,725     4,744  (19)      -0.4%      29,712    25,416    4,373  17.2%

Adjusted EBITDA (1)
Riviera Las Vegas              6,023     5,546   477       8.6%      30,166    28,075    2,091   7.4%
Riviera Black Hawk             4,001     4,051  (50)      -1.2%      19,133    16,825    2,308  13.7%
Corporate Expenses           (1,535)   (1,230)  (305)    -24.8%     (4,745)   (4,643)    (102)  -2.2%
                          ------------------------------         ------------------------------
  Total Adjusted EBITDA        8,489     8,367   122       1.5%      44,554    40,257    4,297  10.7%

Adjusted EBITDA Margins (2)

Riviera Las Vegas              17.3%     16.2%  1.1%                  19.9%     18.8%     1.1%
Riviera Black Hawk             32.0%     33.1%  -1.1%                 35.4%     32.5%     2.9%
Consolidated                   17.9%     18.0%  -0.1%                 21.7%     20.0%     1.7%

 Net loss                    $(6,140) $(1,601)$(4,539)              $(18,258)$ (335)  $(17,923)

EARNINGS PER SHARE DATA

Weighted average basic
  shares outstanding         12,326    12,170   156                 12,309    12,134      175
 Basic loss per share       $(0.50)    $(0.13)  $(0.37)            $(1.48)    $(0.03)   $(1.46)


Weighted average diluted
  shares outstanding         12,326    12,170   156                 12,309    12,134      175
 Diluted loss per share     $(0.50)   $(0.13)  $(0.37)             $(1.48)    $(0.03)   $(1.46)


(1) Adjusted EBITDA consists of earnings before interest, income taxes, depreciation, amortization, equity-based compensation, asset impairment loss on extinguishments of debt, the effects of the accounting for our interest rate swap agreement, and mergers, acquisitions and development costs, net, as shown in the reconciliation with net income in the tables below in this release. Adjusted EBITDA is presented solely as a supplemental disclosure because we believe that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. We use property-level EBITDA (earnings before interest, income taxes, depreciation, amortization and corporate expense) as the primary measure of our business segment properties' performance, including the evaluation of our operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report EBITDA or Adjusted EBITDA may calculate it in a different manner than we do. A reconciliation of net income to Adjusted EBITDA is included in the tables below in this release.

(2) Adjusted EBITDA margins represent Adjusted EBITDA divided by Net Revenues.

Reconciliation of Net Income to Adjusted EBITDA
(Amounts in thousands)                                                                       Mergers,
                                   Net        Interest                             Equity  Acquisitions,
                                  Income       Income       Depre-       Asset      Based   Development  Management  Adjusted
                                 (Loss)       & (Exp.)      ciation    Impairment   Comp.   Costs, net     Fee       EBITDA
                                 -------     ----------   ----------  -----------  ------  ------------  ----------  ------

 Fourth Quarter 2007:
Riviera Las Vegas               $  4,293           $ 40     $2,271       $-         $-        $-           $(501)      $6,023
Riviera Black Hawk                 1,092         (1,285)     1,051       72          -         -             501        4,001
Corporate                        (11,525)        (9,620)       -         -         207       163               -       (1,535)
                               -----------       -------    -------     -----     ----      ----             ----     -------
                                 $(6,140)     $ (10,865)    $3,322      $72       $207      $163            $  -       $8,489

 Fourth Quarter 2006:
Riviera Las Vegas               $  3,803       $     38     $2,260      $-          $-        $-           $(479)      $5,546
Riviera Black Hawk                   697         (1,898)       977       -           -         -             479        4,051
Corporate                         (6,101)        (4,485)         -        3        224       159               -       (1,230)
                               ----------       --------     -------    ----      ----      ----             ----     -------
                                $ (1,601)      $ (6,345)    $3,237       $3       $224      $159             $ -       $8,367

 Twelve Months Ended December 31, 2007:
Riviera Las Vegas               $ 23,715        $   185     $9,143       $-         $-        $-          $(2,507)   $ 30,166
Riviera Black Hawk                 5,785         (6,796)     3,973       72          -         -            2,507      19,133
Corporate                        (47,758)       (41,436)       -          -        966       611               -       (4,745)
                               ----------     ----------    -------     ----      ----       ---             ----      -------
                                $(18,258)     $ (48,047)   $13,116      $72       $966      $611               -     $ 44,554

 Twelve Months Ended December 31, 2006:
Riviera Las Vegas               $21,118           $ 118     $9,032      $ -        $ -       $ -          $(1,957)   $ 28,075
Riviera Black Hawk                3,564          (7,645)     3,659        -          -         -            1,957      16,825
Corporate                       (25,017)        (18,224)         -       19        813     1,318               -       (4,643)
                               ---------        --------    -------      ---       ----    -----             ----      -------
                                $  (335)      $ (25,751)   $12,691      $19       $813    $1,318             $ -     $ 40,257
                               ================================================================================================

Balance Sheet Summary                       December 31, December 31,
                                                2007         2006
                                           ---------------------------
Cash and short term investments                $31,592       $25,285
Total current assets                            40,211        34,142
Property and equipment, net                    172,865       171,320
Total assets                                   218,462       213,682
Total current liabilities                       26,665        25,235
Long-term debt, net of current portion         225,287       214,124
Total shareholders' deficiency                (47,826)      (30,534)

RIVIERA HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

                                      Three Months Ended   Twelve Months Ended
                                         December 31,          December 31,
                                      2007        2006     2007        2006
                                     --------------------- ----------------------
REVENUES
  Casino                              $26,399   $26,253     $114,340   $111,459
  Rooms                                13,614    13,615       59,890     56,700
  Food and beverage                     7,416     7,371       32,353     33,125
  Entertainment                         3,539     2,506       13,498     13,672
  Other                                 1,591     1,461        6,632      6,431
                                     --------------------- ----------------------
       Total Revenues                  52,559    51,206      226,713    221,387
   Less - promotional allowances       (5,136)   (4,737)     (21,218)   (20,443)
                                     --------------------- ----------------------
            Net revenues               47,423    46,469      205,495    200,944
                                     --------------------- ----------------------
COSTS AND EXPENSES
  Direct costs and expenses of
       operating departments
    Casino                             13,737    14,322      56,197     57,311
    Rooms                               6,502     6,484      28,121     27,100
    Food and beverage                   5,240     5,482      23,848     24,144
    Entertainment                       2,334     1,642       8,687      9,377
    Other                                 317       300       1,360      1,437
  Other operating expenses
    General and administrative         10,804     9,872      42,728     41,318
    Mergers, acquisitions and
       development costs, net             163       159         611      1,318
    Equity-based compensation             207       224         966        813
    Asset impairment                       72         3          72         19
    Depreciation and amortization       3,322     3,237      13,116     12,691
                                     --------------------- ----------------------
            Total costs and expenses   42,698    41,725     175,706    175,528
                                     --------------------- ----------------------
INCOME FROM OPERATIONS                  4,725     4,744      29,789     25,416
  Interest expense, net               (10,865)   (6,345)    (48,047)   (25,751)
                                     --------------------- ----------------------
NET LOSS                              $(6,140)  $(1,601)   $(18,258)    $(335)
                                     ===================== ======================
Shares Outstanding
Basic                                12,326      12,170    12,309        12,134
Diluted                              12,326      12,170    12,309        12,134
Net loss per common share
Basic                                 $(0.50)   $(0.13)   $(1.48)       $(0.03)
Diluted                               $(0.50)   $(0.13)   $(1.48)       $(0.03)
